CALCULATION OF REGISTRATION FEE

	Proposed maximum
Title of each class of	aggregate	Amount of
securities to be registered	offering price	registration fee (1)
5.75% Notes due 2021	$400,000,000	$28,520

(1)	Calculated in accordance with Rule 457(o) and Rule 457(r) of the Securities Act of 1933. Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3, filed with the Securities and Exchange Commission on May 13, 2008 (File No. 333-150884) (the “Registration Statement”), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended. The registrant paid $54,599 with respect to $439,937,000 aggregate initial offering price of securities that were previously registered pursuant to registration statement No. 333-120595, initially filed on November 18, 2004, which was withdrawn on May 13, 2008 in connection with the filing of the Registration Statement. In accordance with Rule 457(p), $8,068, $1,921, $16,627 and $7,434 of the unutilized registration fee was applied to the filing fee payable in connection with the registrant’s filing of prospectus supplements pursuant to Rule 424(b)(5) on September 24, 2008, January 20, 2009, December 3, 2009 and February 22, 2010. Additionally, pursuant to Rule 457(p), the remaining amount of $20,549 of the unutilized registration fee is being applied to the filing fee payable in connection with this offering. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-150884

Prospectus Supplement
(To Prospectus dated May 13, 2008)

$400,000,000

Healthcare Realty Trust Incorporated
5.75% Senior Notes due 2021

The notes will mature on January 15, 2021. Interest on the notes will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2011. Interest will accrue from December 13, 2010. We may redeem the notes, in whole or in part at any time, at the redemption prices described under “Description of Notes — Optional Redemption.”

The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness.

Investing in the notes involves risks.  See “Supplemental Risk Factors” beginning on page S-8 of this prospectus supplement and under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

		Underwriting	Proceeds, Before
	Price to Public(1)	Discount	Expenses, to HR

Per Senior Note	99.20%	0.65%	98.55%
Total	$396,800,000	$2,600,000	$394,200,000

(1)	The public offering price set forth above does not include accrued interest, if any.

The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Company expects that delivery of the notes will be made to investors on or about December 13, 2010 only in book-entry form through the facilities of The Depository Trust Company.

Active Book-Running Managers

Barclays Capital	UBS Investment Bank

Passive Book-Running Managers

Credit Agricole	J.P. Morgan	BofA Merrill Lynch
Morgan Keegan & Co., Inc.		Wells Fargo Securities

Senior Co-Managers

Fifth Third Securities, Inc.		SunTrust Robinson Humphrey

Co-Managers

BMO Capital Markets		Scotia Capital (USA) Inc.

The date of this prospectus supplement is December 8, 2010.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control.

You should read this document, and any “free writing prospectus” we authorize to be delivered to you, together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” You should rely only on the information contained or incorporated by reference in this document and any other offering materials the Company authorizes. Neither HR nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus supplement and the accompanying prospectus, as well as the information the Company has previously filed with the Securities and Exchange Commission (the “Commission”) and incorporated by reference in this document, is accurate only as of its date or the date which is specified in those documents.

The distribution of this prospectus supplement and the accompanying prospectus in some jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and other materials the Company has filed or may file with the Commission, as well as information included in oral statements or other written statements made, or to be made, by our senior management, contain, or will contain, disclosures which are “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “project,” “continue,” “should” and other comparable terms. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of risks and uncertainties that could significantly affect our current plans and expectations and future financial condition and results.

Such risks and uncertainties include, among other things, the following:

•	the unavailability of equity and debt capital, volatility in the credit markets, increases in interest rates, or changes in the Company’s debt ratings;

•	the Company may become more leveraged;

•	covenants in the Company’s debt instruments limit its operational flexibility and a breach of these covenants could materially affect the Company’s financial results;

•	the financial health of the Company’s tenants and sponsors and their ability to make loan and rent payments to the Company;

•	the ability and willingness of the Company’s lenders to make their funding commitments to the Company;

•	the Company’s long-term master leases and financial support agreements may expire and not be extended;

•	restrictions under ground leases through which the Company holds many of its medical office properties could limit the Company’s ability to lease, sell or finance these properties;

•	the ability of the Company to re-let properties on favorable terms as leases expire;

•	the Company may incur impairment charges on its assets;

•	the Company may be required to sell certain assets through purchase options held by tenants or sponsors and may not be able to reinvest the proceeds from such sales at equal rates of return;

•	the construction of properties generally requires various government and other approvals which may not be received;

•	unsuccessful development opportunities could result in the recognition of direct expenses which could impact the Company’s results of operations;

•	construction costs of a development property may exceed original estimates, which could impact its profitability to the Company;

•	time required to lease up a completed development property may be greater than originally anticipated, thereby adversely affecting the Company’s cash flow and liquidity;

•	occupancy rates and rents of a completed development property may not be sufficient to make the property profitable to the Company; and

•	changes in the Company’s dividend policy.

HR describes some additional risks and uncertainties of investing in the notes below under the heading “Supplemental Risk Factors.” Other risks, uncertainties and factors that could cause actual results to differ materially from those projected are detailed from time to time in reports filed by HR with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K (including those identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009). HR undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors are cautioned not to rely unduly on such forward-looking statements when evaluating the information presented in this prospectus supplement and the accompanying prospectus or HR’s filings and reports.

SUMMARY

The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary together with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference into those documents, including the “Supplemental Risk Factors” section beginning on page S-8 of this prospectus supplement and the “Risk Factors” section beginning on page 4 of the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. This summary is not complete and does not contain all of the information you should consider when making your investment decision.

Unless the context otherwise requires, as used in this prospectus supplement and the accompanying prospectus, the terms “HR,” “the Company,” “we,” “us” and “our” include Healthcare Realty Trust Incorporated, its subsidiaries and other entities in which Healthcare Realty Trust Incorporated or its subsidiaries own an interest.

Information About Healthcare Realty Trust Incorporated

Healthcare Realty Trust Incorporated was incorporated in Maryland in 1993 and is a self-managed and self-administered real estate investment trust, or “REIT,” that owns, acquires, manages, finances and develops income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States.

The Company operates so as to qualify as a REIT for federal income tax purposes. As a REIT, the Company is not subject to corporate federal income tax with respect to that portion of its ordinary income or capital gain that is currently distributed to its stockholders.

The Company had investments of approximately $2.4 billion in 209 real estate properties and mortgages as of September 30, 2010, excluding assets classified as held for sale and including an investment in one unconsolidated joint venture. The Company’s 202 owned real estate properties, excluding assets classified as held for sale, are comprised of six facility types, located in 28 states, totaling approximately 13.0 million square feet. As of September 30, 2010, the Company provided property management services to approximately 9.0 million square feet nationwide.

Business Strategy

The Company’s strategy is to own and operate quality medical office and other outpatient-related facilities that produce stable and growing rental income. Consistent with this strategy, the Company selectively seeks acquisition and development opportunities located on or near the campuses of large, stable healthcare systems. Additionally, the Company provides a broad spectrum of services needed to own, develop, lease, finance and manage its portfolio of healthcare properties.

Management has streamlined the Company’s portfolio to focus on medical office and other outpatient-related facilities associated with large acute care hospitals and leading health systems because it views these facilities as the most stable, lowest-risk real estate investments. In addition, management believes that the diversity of tenants in the Company’s medical office and other outpatient-related facilities, which includes physicians of nearly two-dozen specialties, as well as surgery, imaging, and diagnostic centers, lowers the Company’s financial and operational risk.

Principal Executive Offices

The principal executive offices of Healthcare Realty Trust Incorporated are located at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203. The telephone number of the principal executive offices is (615) 269-8175.

THE OFFERING

The following summary contains basic terms of the notes. For a more detailed description of the notes, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Healthcare Realty Trust Incorporated.

Notes Offered	$400,000,000 aggregate principal amount of 5.75% Senior Notes due 2021.

Interest Rate	5.75% per annum.

Maturity	January 15, 2021.

Interest Payment Dates	Semi-annually on January 15 and July 15 of each year, beginning July 15, 2011.

Use of Proceeds	HR will use the net proceeds from the sale of the notes to repay outstanding borrowings under our unsecured credit facility, repay our Senior Notes due 2011 at maturity and for general corporate purposes. See “Use of Proceeds.”

Conflicts of Interest	HR expects that more than 5% of the net proceeds of this offering may be used to reduce outstanding indebtedness under its unsecured revolving credit facility, and certain of the underwriters or affiliates of the underwriters are lenders under the Company’s unsecured credit facility. Accordingly, this offering is being made in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) (which will be known as FINRA Rule 5121 effective December 15, 2010).

Ranking	The notes will be senior and unsecured obligations of HR and will rank equally with all other senior and unsecured indebtedness of HR.

The notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries, including guarantees by our subsidiaries, if any, of other indebtedness of HR. The notes will also be effectively subordinated to our existing secured indebtedness and any secured indebtedness the Company or its subsidiaries may incur to the extent of the assets securing such indebtedness.

Optional Redemption	The notes may be redeemed in whole at any time or in part from time to time, at the Company’s option, at a redemption price equal to the sum of (i) the Outstanding Principal Amount (as hereafter defined), (ii) the accrued and unpaid interest on the Outstanding Principal Amount, and (iii) the Make-Whole Amount (as hereafter defined), if any. The Make-Whole Amount shall be payable not only upon an optional redemption, but also upon accelerated payment of the notes.

Certain Covenants and Events of Default	The Indenture for the notes contains various covenants including the following:

• debt will not exceed 60% of Total Assets

• liens will not secure obligations in excess of 40% of Total Assets

• Total Unencumbered Assets will not be less than 150% of Unsecured Debt

• Consolidated Income Available for Debt Service will be at least 150% of Consolidated Interest Expense for the most recent four previous consecutive fiscal quarters

These covenants are complex and are described more completely under “Description of Notes — Certain Covenants.” The Indenture provides for certain events of default, including default on certain other indebtedness.

Denominations	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Form of Notes	Each note will initially be issued in book-entry form only. Each note issued in book-entry form will be represented by one or more fully registered global securities deposited with or on behalf of The Depository Trust Company (or another depositary) and registered in the name of the identified depositary or its nominee. Interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by the identified depositary (with respect to its participants) and its participants (with respect to beneficial owners). Except in limited circumstances, notes issued in book-entry form will not be exchangeable for notes issued in fully registered certificated form.

Trustee, Registrar and Paying Agent	Regions Bank, Nashville, Tennessee.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

A summary of selected historical consolidated financial data is set forth in the table below. The financial data for each of the years in the three-year period ended December 31, 2009, were derived from the Company’s historical consolidated financial statements and have been revised for properties classified in discontinued operations as of September 30, 2010. The financial data as of and for the nine months ended September 30, 2010 and 2009 have been derived from the Company’s unaudited interim condensed consolidated financial statements and include all adjustments necessary for the fair presentation of the data in all material respects. Results for the interim periods are not necessarily indicative of the results to be expected for the full year. The information below is only a summary and should be read together with, and is qualified in its entirety by reference to, the Company’s historical consolidated financial statements and notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 and Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which are incorporated by reference herein, and the section of this prospectus supplement entitled “Capitalization.”

	Nine Months Ended
	September 30,		Year Ended December 31,
	2010(1)	2009(2)	2009	2008	2007(3)
	(Dollars in thousands, except per share data)
	(Unaudited)

Statement of Income Data:
Revenues	$193,368	$186,635	$249,407	$208,957	$192,656
Expenses	141,033	136,959	182,884	156,005	136,612
Other expense	(46,483)	(26,155)	(39,280)	(35,586)	(46,849)

Income from continuing operations	5,852	23,521	27,243	17,366	9,195
Income from discontinued operations	2,012	23,212	23,905	24,394	50,885

Net income	7,864	46,733	51,148	41,760	60,080
Less: Net income attributable to noncontrolling interests	(44)	(12)	(57)	(68)	(18)

Net income attributable to common stockholders	$7,820	$46,721	$51,091	$41,692	$60,062
Basic earnings per common share:
Income from continuing operations	$0.10	$0.40	$0.47	$0.34	$0.19
Discontinued operations	0.03	0.40	0.41	0.47	1.07

Net income attributable to common stockholders	$0.13	$0.80	$0.88	$0.81	$1.26
Diluted earnings per common share:
Income from continuing operations	$0.10	$0.40	$0.46	$0.33	$0.19
Discontinued operations	0.03	0.39	0.41	0.46	1.05

Net income attributable to common stockholders	$0.13	$0.79	$0.87	$0.79	$1.24
Weighted average common shares outstanding — Basic	61,232,810	58,150,024	58,199,592	51,547,279	47,536,133
Weighted average common shares outstanding — Diluted	62,269,413	58,950,870	59,047,314	52,564,944	48,291,330
Dividends declared, per common share, during the period	$0.90	$1.155	$1.54	$1.54	$6.84

	Nine Months Ended
	September 30,		Year Ended December 31,
	2010(1)	2009(2)	2009	2008	2007(3)
	(Dollars in thousands, except per share data)
	(Unaudited)

Balance Sheet Data (as of the end of the period):
Real estate properties, net	$1,923,098	$1,744,408	$1,791,693	$1,634,364	$1,351,173
Mortgage notes receivable	$27,134	$41,595	$31,008	$59,001	$30,117
Assets held for sale and discontinued operations, net	$17,592	$903	$17,745	$90,233	$15,639
Total assets	$2,069,863	$1,879,561	$1,935,764	$1,864,780	$1,495,492
Notes and bonds payable	$1,138,200	$997,037	$1,046,422	$940,186	$785,289
Total stockholders’ equity	$819,290	$776,823	$786,766	$794,820	$631,995
Noncontrolling interests	$3,719	$2,985	$3,382	$1,427	$—
Total equity	$823,009	$779,808	$790,148	$796,247	$631,995

	Nine Months Ended	Year Ended December 31,
	September 30, 2010	2009		2008		2007		2006		2005

Other Data (unaudited):
Ratio of earnings to fixed charges(4)	0.97x(5)	1.32	x	1.21	x	1.10	x	1.15	x	1.23x

(1)	The nine months ended September 30, 2010 includes impairment charges totaling $7.4 million related to six properties classified as held for sale, gains on the sale of real estate properties totaling $8.3 million and an increase in interest expense of approximately $18.3 million compared to the prior period.

(2)	The nine months ended September 30, 2009 includes gains on the sale of real estate properties totaling approximately $20.1 million and a $2.7 million re-measurement gain of equity interest upon acquisition of additional ownership interest in a joint venture.

(3)	During 2007, the Company disposed of its senior living assets and recognized a gain on sale of approximately $40.2 million. The proceeds from the sale, in part, were used to pay a special dividend to stockholders of approximately $227.2 million, or $4.75 per common share.

(4)	See “Ratio of Earnings to Fixed Charges” for an explanation of the calculation of these ratios.

(5)	For the nine months ended September 30, 2010, earnings from continuing operations were insufficient to cover fixed charges by $1.9 million.

SUPPLEMENTAL RISK FACTORS

You should carefully consider the supplemental risks described below in addition to the risks described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus, before investing in the notes. You could lose part or all of your investment.

Changes in our credit ratings or the debt markets could adversely affect the price of the notes.

The price of the notes depends on many factors, including:

•	HR’s credit ratings with major credit rating agencies;

•	The prevailing interest rates being paid by, or the market price for the notes issued by, other companies similar to HR;

•	HR’s financial condition, financial performance and future prospects; and

•	The overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including HR. The credit rating agencies also evaluate our industry as a whole and may change their credit rating for HR based on their overall view of the industry. A negative change in HR’s rating could have an adverse effect on the price of the notes.

The notes are unsecured obligations and will not be guaranteed by any of our subsidiaries. Therefore, holders of the notes may not be fully repaid if the Company becomes insolvent.

The notes will be obligations exclusively of HR and will not be guaranteed by any of our subsidiaries. The notes will not be secured by any of our assets or our subsidiaries’ assets. Therefore, the notes will be effectively subordinated to our existing secured indebtedness and any secured indebtedness the Company may incur to the extent of the assets securing such indebtedness and subordinated to all indebtedness and other liabilities of HR’s subsidiaries. As of October 31, 2010, the Company and its subsidiaries had an aggregate of $1.1 billion of debt, $166.3 million of which was secured debt. In addition, the indenture governing the notes will permit the Company to incur additional indebtedness, including indebtedness that is secured. If the Company were to become insolvent, the holders of any secured debt would receive payments from the assets pledged as security before you would receive payments on the notes.

There are limited financial covenants in the indenture.

Neither HR nor any of its subsidiaries are restricted under the indenture from incurring additional debt or other liabilities, including additional senior debt. If HR incurs additional debt or liabilities, the Company’s ability to pay its obligations on the notes could be adversely affected. The Company expects that it will from time to time incur additional debt and other liabilities. In addition, the Company is not restricted from paying dividends or issuing or repurchasing its securities under the indenture.

If a bankruptcy petition were filed by or against the Company, the holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against the Company under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

There is no public market for the notes, so holders of the notes may be unable to sell the notes.

The notes offered hereby are a new series of securities for which there is currently no public market. Consequently, the notes may be relatively illiquid, and holders may be unable to sell their notes, or if you are able to sell your notes, there can be no assurance as to the price at which you will be able to sell them. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, economic conditions, our financial condition and the market for similar securities. The Company does not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes in any automated quotation system.

USE OF PROCEEDS

The net proceeds from this offering are estimated to be approximately $393.4 million, after deducting the underwriting discounts and the estimated expenses of this offering. The Company expects to use the net proceeds from this offering to repay the outstanding borrowings on its unsecured credit facility due September 2012, provide advance funding for the repayment of the Company’s Senior Notes due 2011 at maturity and for general corporate purposes.

As of December 6, 2010, the Company had outstanding indebtedness of $155.0 million under its unsecured credit facility. Rates for borrowings under the unsecured credit facility are LIBOR-based. The weighted average rate on borrowings outstanding at December 6, 2010 was approximately 3.06%. Affiliates of certain underwriters are lenders under the Company’s unsecured credit facility and therefore will receive a portion of the net proceeds from this offering through the repayment of outstanding amounts on the unsecured credit facility. As of December 6, 2010, the Company had approximately $278.2 million of its Senior Notes due 2011 outstanding. The Senior Notes due 2011 bear interest at 8.125% per annum and mature on May 1, 2011.

CAPITALIZATION

The following table sets forth the capitalization of the Company as of September 30, 2010 on an actual basis and on an as adjusted basis to reflect the sale of the notes in this offering and application of the net proceeds as described under “Use of Proceeds.” You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The following information is unaudited.

	As of September 30, 2010
	Actual	As Adjusted
	(Dollars in thousands,
	except per share data)

Cash and cash equivalents	$11,177	$273,587

Debt obligations:
Unsecured Credit Facility due 2012(1)	$131,000	$—
Senior Notes due 2011, including premium	278,376	278,376
Senior Notes due 2014, net of discount	264,192	264,192
Senior Notes due 2017, net of discount	298,160	298,160
Senior Notes due 2021, net of discount	—	396,800
Mortgage notes payable, net of discounts and including premium	166,472	166,472

Total debt obligations	$1,138,200	$1,404,000
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	$—	$—
Common stock, $0.01 par value; 150,000,000 shares authorized; 64,149,158 shares issued and outstanding	641	641
Additional paid-in capital	1,602,078	1,602,078
Accumulated other comprehensive loss	(4,628)	(4,628)
Cumulative net income attributable to common stockholders	795,785	795,785
Cumulative dividends	(1,574,586)	(1,574,586)

Total stockholders’ equity	$819,290	$819,290
Noncontrolling interests	3,719	3,719

Total equity	$823,009	$823,009

Total capitalization	$1,961,209	$2,227,009

(1)	As of December 6, 2010, the Company had borrowings of $155.0 million outstanding under its unsecured credit facility. Additional net proceeds over the amount outstanding under the unsecured credit facility will be applied to cash.

RATIO OF EARNINGS TO FIXED CHARGES

The Company’s consolidated ratio of earnings to fixed charges for each of the last five fiscal years and for the nine months ended September 30, 2010 is set forth below. For the purposes of calculating the ratio of earnings to fixed charges, net income from continuing operations has been added to fixed charges, net of capitalized interest, and that sum has been divided by such fixed charges. Fixed charges consist of interest expense, which includes amortization of debt issue cost, plus one-third (the proportion deemed to be representative of the interest factor) of rent expense, and capitalized interest.

	Nine Months Ended	Year Ended December 31,
	September 30, 2010	2009		2008		2007		2006		2005

Ratio of earnings to fixed charges	0.97x(1)	1.32	x	1.21	x	1.10	x	1.15	x	1.23x

(1)	For the nine months ended September 30, 2010, earnings from continuing operations were insufficient to cover fixed charges by $1.9 million.

DESCRIPTION OF NOTES

General

The 5.75% Senior Notes due 2021 will be issued as a series of debt securities under the Fourth Supplemental Indenture, dated December 13, 2010 (the “Supplemental Indenture”), and related Indenture, dated May 15, 2001 (together with the Supplemental Indenture, the “Indenture”), between us and Regions Bank as trustee. The Indenture may be amended, supplemented or modified from time to time. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939.

The following summary of certain provisions of the notes and the Indenture is not complete and is qualified in its entirety by reference to the actual provisions of the notes and the Indenture. Capitalized terms used but not defined in this section shall have the meanings given to them in the accompanying prospectus, the notes or the Indenture, as the case may be. When we use the term “Debt Securities” in this prospectus supplement, we mean all debt securities, including the notes, issued and issuable from time to time under the Indenture.

The notes will be issued in an initial aggregate principal amount of $400 million. The notes will mature on January 15, 2021. The notes will bear interest from December 13, 2010 at the rate per annum shown on the front cover of this prospectus supplement, payable semi-annually on January 15 and July 15 of each year, beginning July 15, 2011 to the person in whose name the note is registered at the close of business on January 1 or July 1, as the case may be, preceding such interest payment date. The notes will be unsecured senior obligations of the Company. As of October 31, 2010, the Company and its subsidiaries had an aggregate of $1.1 billion of debt, $166.3 million of which was secured debt.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of this series of notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes will form a single series with the notes.

Satisfaction and Discharge

The indenture will generally cease to be of any further effect with respect to any series of notes, if:

•	we have delivered to the trustee for cancellation all outstanding notes of such series (with certain limited exceptions);

•	all notes of such series not previously delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year, and we have deposited with the trustee as trust funds the entire amount sufficient to pay all of the outstanding notes; or

•	and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

The indenture will be deemed satisfied and discharged when no notes remain outstanding and when we have paid all other sums payable by us under the indenture.

Optional Redemption

The notes may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the sum of (i) the Outstanding Principal Amount, (ii) the accrued and unpaid interest on the Outstanding Principal Amount, and (iii) the Make-Whole Amount, if any.

The Make-Whole Amount shall be payable not only upon an optional redemption, but also upon accelerated payment of the notes. “Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any notes, the excess, if any, of (i) the sum of the present values as of the date of such redemption or accelerated payment of the remaining scheduled payments of principal and interest on the notes to be redeemed or repaid (not including any portion of such payments of interest accrued to the date of redemption or repayment) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (determined on the third Business Day (as defined below) preceding the date such notice of redemption is given or declaration of acceleration is made) plus 40 basis points, over (ii) the Outstanding Principal Amount.

“Treasury Rate” means, with respect to any redemption date:

•	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means either Barclays Capital Inc. or UBS Securities LLC, as specified by us, or, if these firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Outstanding Principal Amount” means 100% of the principal amount of notes then outstanding to be redeemed or repaid.

“Reference Treasury Dealer” means (1) Barclays Capital Inc. and UBS Securities LLC and their respective successors, provided, however, that if either of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer and (2) any three other Primary Treasury Dealers selected by us after consultation with the Independent Investment Banker.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

We will mail a notice of redemption to each holder of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate.

Certain Covenants

As long as the notes are outstanding, we are subject to the covenants contained in the Indenture, including the following:

Limitations on Incurrence of Total Debt.  HR will not, and will not permit any Subsidiary (as defined below) to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of HR and its Subsidiaries (determined on a consolidated basis in accordance with generally accepted accounting principles) is greater than 60% of the sum of (without duplication) (i) the Total Assets (as defined below) of HR and its Subsidiaries as of the end of the calendar quarter covered in HR’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Securities and Exchange Act of 1934, as amended, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by HR or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

Limitations on Incurrence of Debt Secured by any Lien.  HR will not, and will not permit any Subsidiary to, incur any Debt secured by any Lien (as defined below) upon any of the property of HR or any Subsidiary if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of HR and its Subsidiaries (determined on a consolidated basis in accordance with generally accepted accounting principles), which is secured by any Lien on property of HR or any Subsidiary, is greater than 40% of the sum of (without duplication) (i) the Total Assets of HR and its Subsidiaries as of the end of the calendar quarter covered in HR’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by HR or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

Maintenance of Total Unencumbered Assets.  HR and its Subsidiaries will not at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt (as defined below) of HR and its Subsidiaries on a consolidated basis.

Debt Service Coverage.  In addition to the foregoing limitations on the incurrence of Debt, HR will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Consolidated Interest Expense (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by HR and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by HR and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by HR or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

Existence.  The Indenture requires HR to keep in full force and effect its corporate existence and rights (by articles of incorporation, bylaws or statute) and the franchises of HR and its Subsidiaries. HR is not, however, required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the holders of the notes.

Maintenance of Properties.  The Indenture requires HR to cause all of its properties to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and must cause to be made all necessary repairs, renewals, replacements, betterments and improvements of such properties, all as in the judgment of HR may be necessary so that the business carried on in connection with the properties may be properly and advantageously conducted at all times. HR and its Subsidiaries are not, however, prevented from selling or otherwise disposing for value of properties in the ordinary course of business.

Payment of Taxes and Other Claims.  The Indenture requires HR to pay or discharge the following, before they become delinquent: (a) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of HR or any Subsidiary, and (b) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of HR or any Subsidiary. HR will not be required to pay or discharge any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

For purposes of the foregoing covenants, the defined terms have the following meanings:

“Acquired Debt” means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Annual Consolidated Interest Expense” for any twelve-month period means the Consolidated Interest Expense for such period in accordance with generally accepted accounting principles.

“Business Day,” when used with respect to any Place of Payment or any other particular location referred to in the Indenture or in the Securities, means, unless otherwise specified with respect to any Securities pursuant to Section 301 of the Indenture, any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in that Place of Payment or particular location are authorized or required by law, regulation or executive order to close.

“Capital Lease” means at any time a lease with respect to which the lessee is required concurrently to recognize the acquisition of any asset and the incurrence of a liability in accordance with generally accepted accounting principles.

“Capital Stock” means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

“Capitalized Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with generally accepted accounting principles, appear as a liability on a balance sheet of such Person.

“Consolidated Income Available for Debt Service” for any period means Earnings from Operations plus amounts which have been deducted, and minus amounts which have been added, for:

•	Consolidated Interest Expense;

•	provision for taxes of HR and its Subsidiaries based on income;

•	amortization (other than amortization of debt discount) and depreciation;

•	provisions for gains and losses from sales or joint ventures;

•	increases in deferred taxes and other non-cash items;

•	charges resulting from a change in accounting principles; or

•	charges for early extinguishment of debt.

“Consolidated Interest Expense” means, for any period, and without duplication, all interest (including the interest component of rentals on capitalized leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment-in-kind, zero coupon and other like securities) of HR and its Subsidiaries, but excluding legal fees, title insurance charges and other out-of-pocket fees and expenses incurred in connection with the issuance of Debt, all determined in accordance with generally accepted accounting principles, and the amount of dividends which are payable during such period in respect of any Disqualified Stock.

“Consolidated Net Income” for any period means the amount of net income (or loss) of HR and its Subsidiaries for such period determined in accordance with generally accepted accounting principles after eliminating intercompany accounts and transactions.

“Debt” of HR or any Subsidiary means any indebtedness of HR or any Subsidiary, whether or not contingent, in respect of (without duplication):

•	borrowed money or evidenced by bonds, notes, debentures or similar instruments;

•	indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by HR or any Subsidiary;

•	the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations under any title retention agreement;

•	the principal amount of all obligations of HR or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock;

•	every Hedging Obligation; or

•	any lease of property by HR or any Subsidiary as lessee which is reflected on HR’s consolidated balance sheet in accordance with generally accepted accounting principles.

Debt also includes, to the extent not otherwise included, any obligation by HR or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than HR or any Subsidiary).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise:

•	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock);

•	is convertible into or exchangeable or exercisable for Debt or Disqualified Stock; or

•	is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of such Person, be paid in Capital Stock which is not Disqualified Stock), in each case on or prior to the Stated Maturity of the notes.

“Earnings from Operations” for any period means the net earnings determined in accordance with generally accepted accounting principles, excluding gains and losses on sales of investments, extraordinary items and property valuation losses.

“Hedging Obligations” means, with respect to any Person, all obligations of such Person under:

•	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

•	foreign exchange contracts, currency swap agreements or similar agreements; and

•	other agreements or arrangements designed to protect such Person against fluctuations, or otherwise to establish financial hedges in respect of, exchange rates, currency rates or interest rates.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including, in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Mortgage Debt” means Debt of HR or any Subsidiary secured by a Lien on one or more parcels of their real property.

“Person” means an individual, partnership, corporation, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government agency or political subdivision of a government agency.

“Place of Payment” means, when used with respect to the Securities of or within any series, the place or places where the principal of (and premium or Make-Whole Amount, if any) and interest on such Securities are payable as specified as contemplated by Sections 301 and 1002 of the Indenture.

“Secured Debt” means Debt secured by any mortgage, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible assets, other than those relating to intercompany debt. For purposes hereof, such Debt shall become Secured Debt at the time it first becomes secured by execution of any of the documents, instruments or agreements described in the immediately preceding sentence.

“Security” means any security or securities authenticated and delivered under the Indenture.

“Stated Maturity” means, when used with respect to any Security or any installment of principal of such Security or interest on such Security, the date specified in such Security or a coupon representing such installment of interest as the fixed date on which the principal of such Security or such installment of principal or interest is due and payable.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests of which are owned, directly or indirectly, by such Person. For purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

“Total Assets” as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of HR determined in accordance with generally accepted accounting principles (but excluding intangibles).

“Total Unencumbered Assets” as of any date means the sum of (i) those Undepreciated Real Estate Assets not securing any portion of Secured Debt and (ii) all other assets of HR and its Subsidiaries not securing any portion of Secured Debt determined in accordance with generally accepted accounting principles (but excluding intangibles) after eliminating intercompany accounts and transactions.

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of any real estate assets of HR and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

“Unsecured Debt” means at any time the aggregate unpaid principal amount of all Debt of HR and its Subsidiaries other than (i) Debt of a Subsidiary owing to HR or to a Wholly-Owned Subsidiary, (ii) Mortgage Debt and (iii) Secured Debt.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary 100% of all of the equity interests (except directors’ qualifying shares) and voting interests and all Debt of which are owned by any one or more of HR and HR’s other Wholly-Owned Subsidiaries at such time.

Merger, Consolidation or Sale

The Indenture provides that we may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other Person, provided that:

•	either the Company shall be the continuing entity, or the successor entity (if other than us) shall be a person organized and existing under the laws of the United States or a state thereof and such successor entity shall expressly assume all of our obligations under the Indenture;

•	immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any subsidiary as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering such conditions shall be delivered to the Trustee.

Events of Default, Notice and Waiver

The following events constitute “Event(s) of Default” under the Indenture with respect to the notes:

•	default in the payment of any installment of interest on any of the notes, and the continuance of such default for a period of 30 days;

•	default in the payment of principal of (or premium or Make-Whole Amount, if any, on) any of the notes;

•	default in the performance or breach of any other covenant or warranty of HR contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued under the Indenture other than the notes), continued for 60 days after written notice as provided in the Indenture;

•	default in the payment of any recourse indebtedness of HR having an aggregate principal amount exceeding $10,000,000 or any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any such recourse indebtedness for money borrowed by HR (or by any Subsidiary, the repayment of which HR has guaranteed or for which HR is directly responsible or liable as obligor or guarantor), such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within ten days after HR is given a notice of such default as provided in the Indenture;

•	the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against HR or its subsidiaries in an aggregate amount in excess of $10,000,000, if such judgment, order or decree remains undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 for a period of thirty consecutive days; or

•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of HR, certain of its subsidiaries, or its property.

If an Event of Default under the Indenture (other than an Event of Default arising from bankruptcy, insolvency or reorganization of HR) occurs and is continuing, then the Trustee or the holders of not less than 25% of the principal amount of the outstanding notes will have the right to declare the principal amount, and the Make-Whole Amount, if any, of all the notes to be due and payable immediately by written notice to HR (and to the Trustee if given by the holders). If an Event of Default with respect to the notes results from bankruptcy, insolvency or reorganization of HR, all outstanding notes shall become due and payable without any further action or notice. However, at any time after such a declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding notes by written notice to HR and the Trustee, may rescind and annul such declaration and its consequences if (a) HR shall have paid or deposited with the Trustee a sum sufficient to pay all overdue installments of interest on the outstanding notes, the principal of (and premium or Make-Whole Amount, if any, on) any outstanding notes which have become due otherwise than by such declaration of acceleration and interest on such notes, all other overdue amounts and certain compensation, expense, disbursements and advances of the Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof or premium or Make-Whole Amount, if any, with respect to the notes have been cured or waived as provided in the Indenture. The Indenture also provides that the holders of not less than a majority in principal amount of the outstanding notes may waive any past default with respect to the notes and its consequences, except a default (x) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on or additional amounts payable in respect of any notes or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

The Trustee will be required to give notice to the holders of the notes within 90 days of a default under the Indenture of which the Trustee has knowledge unless such default shall have been cured or waived. The Trustee may, however, withhold notice to the holders of the notes of any default with respect to such notes, except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any note if specific responsible officers of the Trustee in good faith consider such withholding to be in the interest of the holders of the notes.

The Indenture provides that no holder of the notes may institute any proceedings, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless: (i) such holder has previously given notice to the Trustee of a continuing Event of Default, (ii) the holders of not less than 25% in principal amount of the notes have made a written request to the Trustee to institute proceedings in respect of such Event of Default; (iii) such holder or holders have offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee, for 60 days after receipt of the notice, request and offer of indemnity has failed to institute any proceeding in respect of the Event of Default; and (v) the Trustee has not received during such 60-day period an inconsistent written direction from the holders of a majority in principal amount of the outstanding notes; however, no one or more holders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other holder, or to obtain or to seek to obtain priority or preference over any other holder or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all of the holders.

The foregoing restrictions on instituting proceedings will not prevent any holder of notes from instituting suit for the enforcement of payment of the principal of (and premium and Make-Whole Amount, if any) and interest on such notes at the respective due dates of the notes.

Subject to these duties in case of an Event of Default, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any notes then outstanding under the Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee with respect to the notes. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of notes not joining therein.

Within 120 days after the close of each fiscal year, HR is required to deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status of such default.

Modification of the Indenture

Modifications and amendments of the Indenture may be made by HR and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes issued under the Indenture which are affected by the modification or amendment, but no such modification may, without a consent of each holder of such notes affected by such modification:

•	change the stated maturity date of the principal of (or premium or Make-Whole Amount, if any) or any installment of interest, if any, on any note;

•	reduce the principal amount of (or premium or Make-Whole Amount, if any) or the rate or amount of interest, if any, or other payment term on any note;

•	change the place or currency of payment of principal of (or premium or Make-Whole Amount, if any) or interest, if any, on any note;

•	impair the right to institute suit for the enforcement of any such payment on or with respect to any notes;

•	reduce the above-stated percentage of holders of notes necessary to modify or amend the Indenture; and

•	modify the foregoing requirements or reduce the percentage of outstanding notes necessary to waive compliance with certain provisions of the Indenture or for waiver of certain defaults.

The holders of not less than a majority in principal amount of outstanding notes affected thereby will have the right to waive compliance by HR with certain covenants in the Indenture.

Modifications and amendments of the Indenture may be made by HR and the Trustee without the consent of the holders for certain matters, including creation of additional classes of Debt Securities, adding to the covenants of HR for the benefit of the note holders of the notes and adding, changing or eliminating any provisions of the Indenture in respect to other series of Debt Securities, provided that such addition, change or elimination shall not adversely affect the rights of the holders of the outstanding notes.

The Indenture contains provisions for convening the meeting of the holders of notes to take permitted action. A record date may be set for any act of the holders of the notes with respect to consent to an amendment.

Defeasance and Covenant Defeasance

The notes are subject to defeasance and covenant defeasance, as described in the Indenture. Specifically, HR, at its option (a) will be discharged from any and all obligations in respect of the notes (except for certain obligations to register the transfer or exchange of the notes, to replace, destroyed, stolen, lost or mutilated notes, and to maintain an office or agency in respect of the notes and hold moneys for payment in trust) or (b) will be released from its obligations to comply with the covenants that are specified under “Certain Covenants” above with respect to the notes, and the occurrence of an Event of Default described above shall no longer be an Event of Default if, in either case, HR irrevocably deposits with the Trustee, in trust, money or U.S. Government obligations that through payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all of the principal of (and premium or Make-Whole Amount, if any) and any interest on the notes on the dates such payments are due (which may include one or more redemption dates designated by HR) in accordance with the terms of such notes and certain other conditions provided for in the Indenture are complied with. Such a trust may only be established if, among other things, (a) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit, and (b) HR shall have delivered an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit or defeasance and will be subject to U.S. federal income tax in the same manner as if such deposit and defeasance had not occurred. In the event HR omits to comply with its remaining obligations under the Indenture after a defeasance of the Indenture with respect to the notes as described above and the notes are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the applicable Trustee may be insufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, HR will remain liable for such payments.

Sinking Fund

The notes are not entitled to any sinking fund payments.

The Registrar and Paying Agent

HR has initially designated Regions Bank, as the registrar and paying agent for the notes. Payments of interest and principal will be made, and the notes will be transferable, at the office of the paying agent, 315 Deaderick Street, 4th Floor, Nashville, Tennessee 37237, or all such other place or places as may be designated pursuant to the Indenture. In the case of notes which HR issued in book-entry form represented by a global security, payments will be made to a nominee of the depositary.

Book-Entry System

The notes will be issued in the form of one or more fully registered global securities (“Global Securities”) that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of DTC’s nominee, Cede & Co. Except under the circumstance described below, the notes will not be issuable in definitive form. Unless and until it is exchanged in whole or in part for the individual notes represented thereby, a Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor.

DTC has advised HR of the following information regarding DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Participants”) deposit with DTC. DTC also facilitates the settlement among its Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC (“Direct Participants”) include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC System is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant of DTC, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the Commission.

Purchases of Global Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each Global Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Securities, except in the event that use of the book-entry system for the Global Securities is discontinued.

To facilitate subsequent transfers, all Global Securities deposited by Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of Global Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Global Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the Global Securities. Under its usual procedures, DTC mails an Omnibus Proxy to HR as soon as possible after a record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Global Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). Principal and interest payments on the Global Securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from HR or the Trustee, on the date payable in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Trustee or HR, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of HR or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the Global Securities at any time by giving reasonable notice to HR or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, definitive certificates are required to be printed and delivered.

HR may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, definitive certificates will be printed and delivered. Notes so issued in definitive form will be issued as registered notes in denominations that are integral multiples of $1,000.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that HR believes to be reliable, but HR takes no responsibility for the accuracy thereof.

Same-Day Settlement and Payment

All payments of principal and interest in respect of the notes will be made by HR in immediately available funds.

The notes will trade in DTC’s Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary is a general discussion of certain U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders, each as defined herein, with respect to the purchase, ownership and disposition of the notes. This discussion only applies to holders who purchase the notes upon their original issuance in this offering at their initial offering price. This summary is generally limited to holders who will hold the notes as “capital assets” within the meaning of Section 1221 of the Code (as defined below) (i.e., generally as investments), and does not deal with special tax situations including, but not limited to, those that may apply to particular holders such as tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, brokers, dealers in securities or currencies, commodities or foreign currencies, banks or other financial institutions, hybrid entities, real estate investment trusts, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, insurance companies, regulated investment companies, former citizens or former long-term residents of the United States, partnerships or other pass-through entities or investors therein, controlled foreign corporations, passive foreign investment companies, individual retirement and other tax-deferred accounts, U.S. Holders whose “functional currency” is not the U.S. dollar and persons who hold the notes in connection with a “straddle,” “hedging,” “conversion” or other risk reduction transaction. This discussion does not address any alternative minimum tax consequences, U.S. federal estate or gift tax laws, or the tax laws of any state, local or foreign government that may be applicable to the notes.

If a partnership is a beneficial owner of a note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors.

The U.S. federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service, or the IRS, now in effect, all of which are subject to change. Holders should particularly note that any such change could have retroactive application so as to result in U.S. federal income tax consequences different from those discussed below. No ruling has been or is expected to be sought from the IRS with respect to the statements made and the conclusions reached in this discussion, and the IRS would not be precluded from taking contrary positions. There can be no assurance that the IRS will not take a different position concerning the U.S. federal income tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States, which includes an alien resident who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Stated Interest

The stated interest that is payable on the notes will be “qualified stated interest” and a U.S. Holder of a note is required to include in ordinary income the stated interest payable on the note generally when received or accrued, in accordance with the U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Original Issue Discount

Generally, original issue discount (or “OID”) will arise if the stated redemption price at maturity of a note (generally, the payments to be made under the note other than payments of qualified stated interest) exceeds its issue price by more than a de minimis amount of at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The issue price of a note is the first price at which a substantial amount of the notes are sold to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

If the notes are issued with OID, each U.S. Holder must include in income for a given taxable year the daily portion of the OID that accrues on the note for each day during the taxable year or portion of the taxable year in which such U.S. Holder holds the note. Thus, a U.S. Holder of a note may be required to include amounts in income in advance of the receipt of cash to which the OID is attributable. A daily portion of OID is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued during such period. Applicable Treasury regulations permit a U.S. Holder to use accrual periods of any length from one day to one year to compute accruals of OID, provided that the yield to maturity is adjusted to reflect the accrual period selected, and further provided that each scheduled payment of principal or interest occurs either on the first or the last day of an accrual period.

The amount of OID that accrues with respect to any accrual period other than the final accrual period equals the excess, if any, of:

•	the product of the note’s “adjusted issue price” at the beginning of the accrual period and the note’s “yield to maturity” (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over

•	the amount of any qualified stated interest on the note allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period.

The adjusted issue price of each note at the beginning of any accrual period equals the sum of the issue price of such note and the aggregate amount of previously accrued OID. The yield to maturity of the notes generally is the discount rate that, when applied to all payments to be made on the notes, produces a present value equal to the issue price of the notes.

Sale, Exchange or Retirement of a Note

A U.S. Holder will generally recognize capital gain or loss on a sale, exchange, redemption, retirement or other taxable disposition of a note measured by the difference, if any, between:

•	the amount of cash and the fair market value of any property received (except to the extent that the cash or other property received in respect of a note is attributable to the payment of accrued but unpaid qualified stated interest on the note, which amount will be taxable as ordinary income to the extent not so previously taxed); and

•	the U.S. Holder’s adjusted tax basis in the note, allocable to the portion sold, exchanged, redeemed, retired, or otherwise, disposed of in a taxable disposition. A U.S. Holder’s adjusted tax basis in the note generally will equal the cost of the note to the holder, increased by any OID previously taken into income by the holder.

In general, gain or loss realized from the taxable disposition (including a retirement or redemption) of the notes will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held its notes for more than one year. Non-corporate taxpayers may be subject to a lower U.S. federal income tax rate on their net long-term capital gains than the rate that is applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns will be filed annually with the IRS and provided to each U.S. Holder in connection with any payments on the notes and the proceeds from a sale or other disposition of the notes. In addition, a U.S. Holder may be subject to backup withholding on these payments unless the U.S. Holder provides us a correct taxpayer identification number, or TIN, and certifies, under penalties of perjury, that the U.S. Holder is a United States person, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder either (a) is exempt from backup withholding, (b) has not been informed by the IRS that backup withholding is required due to underreporting of interest or dividends or (c) has been informed by the IRS that backup withholding is no longer required. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. Backup withholding is currently at a rate of 28%, and is scheduled to increase to 31% as of January 1, 2011. However, current proposed legislation, if enacted, would keep the rate at 28% through December 31, 2012. Backup withholding is not an additional tax. Any amount paid as backup withholding would be creditable against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the requisite information is properly provided to the IRS.

Non-U.S. Holders

As used herein, a “Non-U.S. Holder” means a beneficial owner of a note that is neither a U.S. Holder, a partnership, nor a former citizen or long-term resident of the United States. Non-U.S. Holders are subject to special U.S. federal income tax considerations, some of which are discussed below.

Notes

Payments of interest (including OID) on the notes made to a Non-U.S. Holder will be exempt from U.S. federal income or withholding tax, provided that (a)(i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through stock ownership and (iii) such Non-U.S. Holder is not a bank receiving certain types of interest; (b) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; and (c) such payments are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States. The statement requirement referred to in clause (b) of this paragraph will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN (or other applicable form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest (including OID) will be subject to the 30% U.S. federal withholding tax, unless such Non-U.S. Holder provides us with a properly executed (a) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (b) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States (as discussed below). Non-U.S. Holders should consult their tax advisors regarding these certification requirements.

The 30% U.S. federal withholding tax generally will not apply to any gain that a Non-U.S. Holder realizes on the sale, exchange, retirement, redemption or other disposition of a note. Any such gain realized on the sale, exchange, retirement, redemption or other disposition of a note by a Non-U.S. Holder generally will also not be subject to U.S. federal income tax unless (i) the gain is effectively connected with the conduct of a trade or business in the United States or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case such Non-U.S. Holder may have to pay a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest (including OID) on the note or gain from the disposition (including a retirement or redemption) of the notes is effectively connected with the conduct of that trade or business, then such Non-U.S. Holder will be subject to U.S. federal income tax on that interest or gain on a net income basis (and such Non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax on interest, provided the certification requirements discussed above are satisfied) in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In addition, if such a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of the effectively connected earnings and profits attributable to such interest or gain, subject to adjustments.

Backup Withholding and Information Reporting

Information returns will be filed annually with the IRS and provided to each Non-U.S. Holder with respect to any payments on the notes and the proceeds from their sale or other disposition (including a retirement or redemption). Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Under certain circumstances, the Code imposes a backup withholding obligation. Backup withholding is currently at a rate of 28%, and is scheduled to increase to 31% as of January 1, 2011. However, current proposed legislation, if enacted, would keep the rate at 28% through December 31, 2012. Interest (including OID) paid to a Non-U.S. Holder of our notes generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption. Non-U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding.

The payment of the proceeds from the disposition (including a retirement or redemption) of the notes effected outside the United States by a foreign office of a foreign broker will not generally be subject to U.S. information reporting or backup withholding. However, unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting (but not backup withholding) will apply to those payments if the broker is (1) a U.S. person or a foreign branch or office of a U.S. person; (2) a controlled foreign corporation for U.S. federal income tax purposes; (3) a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three year period; or (4) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

The payment of the proceeds from the disposition of the notes effected by the U.S. office of a broker will be subject to information reporting requirements and backup withholding unless the Non-U.S. Holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or it otherwise establishes an exemption. Non-U.S. Holders should consult their tax advisors regarding the application of backup withholding in their particular circumstances.

Backup withholding is not an additional tax. Any amount paid as backup withholding would be creditable against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the requisite information is properly provided to the IRS.

THIS DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE INVESTOR. PROSPECTIVE INVESTORS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement among HR, Barclays Capital Inc. and UBS Securities LLC, as representatives of the several other underwriters listed on Schedule I thereto, HR has agreed to sell to the underwriters, and the underwriters have agreed to purchase from the issuers, the respective principal amount of the notes shown opposite their names below:

Principal
Underwriters	Amount

Barclays Capital Inc.	$140,000,000
UBS Securities LLC	140,000,000
Credit Agricole Securities (USA) Inc.	20,000,000
J.P. Morgan Securities Inc.	20,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	20,000,000
Morgan Keegan & Company, Inc.	20,000,000
Wells Fargo Securities LLC	20,000,000
Fifth Third Securities, Inc.	6,000,000
SunTrust Robinson Humphrey, Inc.	6,000,000
BMO Capital Markets Corp.	4,000,000
Scotia Capital (USA) Inc.	4,000,000

Total	$400,000,000

The underwriting agreement provides that the underwriters’ obligations to purchase the notes are subject to certain conditions precedent and that the underwriters are committed to take and pay for all of the notes, if any are taken.

HR has agreed to indemnify the underwriters and their respective controlling persons against specified liabilities in connection with this offering, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The notes will be a new issue of securities with no established trading market. The underwriters have advised the Company that they presently intend to make a market in the notes. However, you should be aware that they are not obligated to make a market and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the notes may not be available if you try to sell your notes. HR does not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Underwriting Discounts and Commissions

The following table shows the underwriting discount to be paid to the underwriters by HR in connection with this offering. This underwriting discount is the difference between the public offering price and the amount the underwriters pay to the Company to purchase the notes. The underwriting discount is 0.65% of the principal amount of the notes:

Per $1,000 note	0.65%
Total	$2,600,000

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and may offer the notes to dealers at that price less a concession not to exceed 0.40% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.25% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

The Company estimates that the total expenses of the offering, including registration, filing and printing fees and legal and accounting expenses, but excluding the underwriting discounts, will be approximately $790,000 and are payable by HR.

Price Stabilization and Short Positions

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot this offering, creating a syndicate short position. The underwriters may bid for and purchase the notes in the open market to stabilize the price of the notes and may impose “penalty bids” under contractual arrangements whereby they may reclaim from dealers participating in this offering for the account of the underwriters, the selling concession with respect to the notes that are distributed in this offering but subsequently purchased for the account of the underwriters in the open market. These activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in these activities and may discontinue them at any time.

Compliance with Non-U.S. Laws and Regulations

The underwriters intend to comply with all applicable laws and regulations in each jurisdiction in which they acquire, offer, sell or deliver the notes or have in their possession or distribute this prospectus supplement or the accompanying prospectus.

Conflicts of Interest

The underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with HR and its affiliates, for which they have received and may continue to receive customary fees and commissions. Affiliates of the underwriters act as lenders and/or as agents under HR’s unsecured revolving credit facility and may receive a portion of the proceeds from this offering. An affiliate of Morgan Keegan & Company, Inc. is the Trustee under the Indenture.

HR expects that more than 5% of the net proceeds of this offering may be used to reduce outstanding indebtedness under its unsecured revolving credit facility, and the underwriters or affiliates of the underwriters are lenders under the Company’s unsecured credit facility. Accordingly, this offering is being made in compliance with the requirements of NASD Rule 2720 of FINRA (which will be known as FINRA Rule 5121 effective December 15, 2010).

LEGAL MATTERS

The validity of the notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Waller Lansden Dortch & Davis, LLP, Nashville, Tennessee. Bryan Cave, LLP, St. Louis, Missouri, will pass upon certain legal matters for the underwriters.

EXPERTS

The financial statements and schedules as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

HR files annual, quarterly, and current reports, proxy statements and other information with the Commission. You may read and copy any document the Company files at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549 and at regional offices in New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Company’s SEC filings are also available to the public at the Commission’s website at www.sec.gov. In addition, the Company’s stock is listed for trading on the New York Stock Exchange. You can inspect the Company’s reports, proxy statements and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Company makes available free of charge through its website, which you can find at www.healthcarerealty.com, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the Commission. Information on the Company’s website shall not be deemed to be a part of the prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company is “incorporating by reference” information it files with the Commission, which means:

•	incorporated documents are considered part of this prospectus;

•	the Company can disclose important information to you by referring you to those documents; and

•	information that the Company files later with the Commission automatically will update and supersede information contained in this prospectus supplement and the accompanying prospectus.

The Company is incorporating by reference the following documents, which it has previously filed with the Commission:

•	its Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010; June 30, 2010; and September 30, 2010;

•	its Current Reports on Form 8-K and Form 8-K/A filed on February 8, 2010; May 20, 2010; June 17, 2010; September 17, 2010; and October 1, 2010;

•	its Proxy Statement for the 2010 Annual Meeting of Stockholders, filed with the Commission on March 30, 2010; and

•	any future filings with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offerings under this prospectus supplement and the accompanying prospectus (other than documents or information deemed furnished and not filed in accordance with Commission rules)

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings at no cost, by writing or telephoning the Company at the following address:

Healthcare Realty Trust Incorporated
3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
(615) 269-8175

PROSPECTUS

HEALTHCARE REALTY TRUST INCORPORATED

Common Stock
Common Stock Warrants
Preferred Stock
Debt Securities

Healthcare Realty Trust Incorporated may from time to time offer, in one or more series, the following:

•	Shares of common stock;

•	Warrants to purchase shares of common stock;

•	Shares of preferred stock;

•	Debt securities, which may be either senior debt securities or subordinated debt securities, in each case consisting of notes or other evidence of indebtedness; or

•	Any combination of these securities, individually or as units.

Healthcare Realty will offer such securities on terms determined at the time such securities are offered. Healthcare Realty may offer its common stock and warrants, preferred stock and debt securities separately or together, in separate classes or series, in amounts, at prices and on terms set forth in an applicable prospectus supplement to this prospectus. In addition, selling stockholders to be named in a prospectus supplement may offer and sell from time to time shares of Healthcare Realty common stock in such amounts as set forth in a prospectus supplement. The applicable prospectus supplement will also contain information, where applicable, about certain federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement.

The securities may be sold directly through agents designated from time to time by Healthcare Realty, or to or through underwriters or dealers, or through a combination of these methods. Healthcare Realty reserves the sole right to accept, and together with its agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, dealers or underwriters. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See “PLAN OF DISTRIBUTION.” Healthcare Realty’s net proceeds from the sale of securities also will be set forth in the relevant prospectus supplement. No securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of such series of securities.

Healthcare Realty’s common stock is listed on the New York Stock Exchange under the symbol “HR.” On May 9, 2008, the last reported sale price of its common stock was $27.59 per share.

Investing in these securities involves risks. You should carefully review the discussion under the heading “RISK FACTORS” on page 4 regarding information included and incorporated by reference in this prospectus and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 13, 2008

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. Healthcare Realty has not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Healthcare Realty is not making an offer to sell, or a solicitation of an offer to purchase, these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any other documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Healthcare Realty’s business, financial condition, results of operations and prospects may have changed since that date.

References in this prospectus to “Healthcare Realty Trust,” “Healthcare Realty,” and the “Company” refer to Healthcare Realty Trust Incorporated, a self-managed and self-administered real estate investment trust (“REIT”) incorporated in Maryland, and its subsidiaries, unless the context otherwise requires.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that Healthcare Realty filed with the Securities and Exchange Commission, or “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended. Under the automatic shelf registration process, Healthcare Realty may, over time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that the Company may offer. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Each time Healthcare Realty sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and/or a free writing prospectus may also add to or update other information contained in this prospectus. See “PLAN OF DISTRIBUTION” on page 19 of this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both the prospectus and any prospectus supplement together with the additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION” on page 20 of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “continue,” “should,” “could” and other comparable terms. These forward-looking statements are based on the current plans and expectations of Company management and are subject to a number of risks and uncertainties, including those set forth below, which could significantly affect the Company’s current plans and expectations and future financial condition and results.

While it is not possible to identify all these factors, the Company continues to face many risks and uncertainties that could cause actual results to differ from those forward-looking statements, including:

•	the ability of the Company to timely complete and fully lease development properties;

•	the Company is exposed to risks associated with entering new geographic markets;

•	the Company may be unsuccessful in operating completed real estate development properties;

•	the ability of the Company to renew long-term master leases and financial support agreements;

•	changes in the Company’s dividend policy;

•	the ability of the Company to invest its capital on a timely basis;

•	the availability of debt and equity capital;

•	changes in the financial condition or business strategy of the Company’s tenants;

•	the federal, state and local healthcare regulatory environment;

•	the ability of the Company to attract new healthcare providers;

•	the possibility of underinsured or uninsured property and casualty losses;

•	the Company’s tenants or sponsors may have experienced regulatory and legal problems;

•	the ability of the Company to maintain its qualification as a REIT; and

•	those risks and uncertainties described from time to time in the Company’s filings with the SEC.

Healthcare Realty cautions you that the factors listed above, as well as the risk factors included or incorporated by reference in this prospectus or any prospectus supplement, may not be exhaustive. The Company operates in a continually changing business environment, and new risk factors emerge from time to time. Healthcare Realty cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on its businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied by any forward-looking statements.

All forward-looking statements attributable to the Company or persons acting on its behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. Healthcare Realty undertakes no obligation to publicly update or revise forward-looking statements, which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by applicable securities laws. Stockholders and investors are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus.

RISK FACTORS

An investment in the Company’s securities involves a high degree of risk. In addition to the other information included and incorporated by reference in this prospectus, you should carefully review the risk factors and other information included and incorporated by reference in the applicable prospectus supplement when determining whether or not to purchase the securities offered under this prospectus and the applicable prospectus supplement.

THE COMPANY

Healthcare Realty is a self-managed and self-administered REIT that integrates owning, acquiring, managing and developing income-producing real estate properties and mortgages associated primarily with the delivery of outpatient healthcare services.

Healthcare Realty was formed as an independent, unaffiliated healthcare REIT. Management believes that the Company has a strategic advantage in providing its services to a more diverse group of healthcare providers because it is not affiliated with any of its clients and does not expect to become affiliated with potential clients. Management also believes that its strategic focus on the outpatient service and medical office segments of the healthcare industry allows the Company to take advantage of the continued shift in healthcare services toward outpatient settings.

Healthcare Realty’s principal executive offices are located at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, and its telephone number is (615) 269-8175. Unless the context indicates otherwise, references herein to Healthcare Realty and the Company include its subsidiaries.

SELLING STOCKHOLDERS

Healthcare Realty may register shares of common stock covered by this prospectus for re-offers and resales by any selling stockholders named in a prospectus supplement. Because the Company is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, it may add secondary sales of shares of its common stock by any selling stockholders by filing a prospectus supplement with the SEC. Healthcare Realty may register these shares to permit selling stockholders to resell their shares when they deem appropriate. Selling stockholders may resell all, a portion or none of their shares at any time and from time to time. Selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares of the Company’s common stock in transactions exempt from the registration requirements of the Securities Act. Healthcare Realty does not know when or in what amounts the selling stockholders may offer shares for sale under this prospectus and any prospectus supplement. Healthcare Realty may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders. Healthcare Realty will provide you with a prospectus supplement naming the selling stockholder(s), the amount of shares to be registered and sold and any other terms of the shares of common stock being sold by the selling stockholder(s).

USE OF PROCEEDS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Healthcare Realty intends to use the net proceeds from the sale of the securities for general corporate purposes, which may include the repayment of indebtedness and investment in healthcare related properties.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth Healthcare Realty’s consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

						Three Months Ended
	Year Ended December 31,					March 31,
	2003	2004	2005	2006	2007	2008

Ratio of earnings to combined fixed charges and preferred stock dividends(1)	2.03	1.59	1.37	1.26	1.23	1.30

(1)	For the purpose of calculating the ratio of earnings to fixed charges, net income from continuing operations has been added to fixed charges, net of capitalized interest, and that sum has been divided by such fixed charges. Fixed charges consist of interest expense, which includes amortization of debt issue cost, plus one-third (the proportion deemed to be representative of the interest factor) of rent expense, and capitalized interest.

GENERAL DESCRIPTION OF SECURITIES THE COMPANY MAY SELL

Healthcare Realty, directly or through agents, dealers or underwriters that it may designate, may offer and sell, from time to time, an unspecified amount of:

•	Shares of its common stock;

•	Warrants to purchase shares of its common stock;

•	Shares of its preferred stock; or

•	Its debt securities, which may be either senior debt securities or subordinated debt securities.

Healthcare Realty may offer and sell these securities either individually or as units consisting of one or more of these securities, each on terms to be determined at the time of the offering. The Company may issue debt securities and/or preferred stock that are exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be delivered with this prospectus, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF COMMON STOCK

Healthcare Realty is authorized to issue an aggregate of 200,000,000 shares of capital stock, which may include 150,000,000 shares of common stock and 50,000,000 shares of preferred stock. The following description of the common stock sets forth the general terms and provisions of the common stock to which any prospectus supplement may relate, including a prospectus supplement providing that common stock will be issuable upon conversion of debt securities or preferred stock or upon the exercise of common stock warrants. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company’s charter and bylaws.

Holders of common stock are entitled to receive such dividends as the board of directors may declare out of funds legally available for the payment of dividends. Upon issuance, the shares of common stock will be fully paid and nonassessable and have no preferences or conversion, exchange or preemptive rights. In the event of any liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in any of the Company’s assets remaining after the satisfaction of all obligations and liabilities and after required distributions to holders of preferred stock, if any. The common stock is subject to restrictions on transfer under certain circumstances described under “Restrictions on Transfer” below. Each share is entitled to one vote on all matters voted upon by the stockholders. Holders of shares of common stock have no cumulative voting rights.

Transfer Agent and Exchange Listing

Computershare Trust Company, N.A. is the transfer agent and registrar for the common stock. The common stock is listed on the New York Stock Exchange under the symbol HR.

Restrictions on Transfer

For Healthcare Realty to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”):

1. Not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly (after application of certain attribution rules), by five or fewer individuals at any time during the last half of its taxable year; and

2. Its stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

In order to ensure that requirement (1) above is satisfied, the board of directors has the power to refuse to transfer shares of its capital stock to any person whose acquisition of such shares would result in the direct or indirect ownership of more than 9.9% in value of the outstanding capital stock.

In connection with the foregoing, if the board of directors, at any time and in good faith, believes that direct or indirect ownership (as determined under applicable federal tax attribution rules) in excess of this ownership limit has or may become concentrated in the hands of one beneficial owner, the board of directors has the power to refuse to transfer or issue these excess shares to a person whose acquisition of such excess shares would cause a beneficial holder to exceed the ownership limit. Further, any transfer of excess shares that would cause a beneficial owner to hold shares of capital stock in excess of the ownership limit shall be deemed void, and the intended transferee shall be deemed never to have had an interest therein.

If at any time there is a transfer in violation of these restrictions, the excess shares shall be deemed to have been transferred to the Company, as trustee for the benefit of such persons to whom the excess shares are later transferred. Subject to Healthcare Realty’s right to purchase the excess shares, the interest in the trust representing the excess shares shall be freely transferable by the intended transferee at a price that does not exceed the price paid by the intended transferee of the excess shares. Excess shares do not have voting rights, and will not be considered for the purpose of any shareholder vote or determining a quorum, but will continue to be reflected as issued and outstanding stock. The Company will not pay dividends with respect to excess shares. The Company may purchase excess shares for the lesser of the amount paid for the excess shares by the intended transferee or the market price. The market price for any stock so purchased shall be equal to the fair market value of such shares reflected in:

•	The closing sales price for the stock, if then listed on a national securities exchange;

•	The average closing sales price of such stock, if then listed on more than one national securities exchange; or

•	If the stock is not then listed on a national securities exchange, the latest bid quotation for the stock if then traded over-the-counter, as of the day immediately preceding the date on which notices of such purchase are sent by the Company.

If no such closing sales prices or quotations are available, the purchase price shall equal the net asset value of such stock as determined by the board of directors in accordance with applicable law.

All certificates representing shares of common stock bear a legend referring to the restrictions described above. These restrictions may have the effect of preventing an acquisition of control of Healthcare Realty by a third party.

Business Combinations

Under Maryland law, some “business combinations” (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock (an “interested shareholder”) must be: (1) recommended by the corporation’s board of directors; and (2) approved by the affirmative vote of at least (a) 80% of the corporation’s outstanding shares entitled to vote and (b) two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation’s common shareholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares. In addition, an interested shareholder or any affiliate thereof may not engage in a business combination with the corporation for a period of five years following the date he or she becomes an interested shareholder. These provisions of Maryland law do not apply, however, to business combinations that are approved by the board of directors of a Maryland corporation prior to such person becoming an interested shareholder.

Control Share Acquisitions

Maryland law also provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” may not be voted except to the extent approved by a vote of two-thirds of all the votes entitled to be cast on the matter by shareholders excluding voting shares owned by the acquirer, and officers and directors who are also employees of the corporation. “Control shares” are voting shares which, if aggregated with all other shares owned by a person or in respect of which that person is entitled to exercise or direct the exercise of voting power, would entitle the acquirer to vote: (1) 10% or more but less than one-third: (2) one-third or more but less than a majority: or (3) a majority or more of the outstanding voting shares. Control shares do not include shares the acquiring person is entitled to vote because shareholder approval has previously been obtained. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the corporation’s board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders’ meeting.

Subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or as of the date of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If the shareholders approve voting rights for control shares and the acquirer is entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenter’s rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation prior to a control share acquisition.

The limitation on ownership of common stock set forth in the Company’s charter, as well as the provisions of Maryland law described above, could have the effect of discouraging offers to acquire HR and of increasing the difficulty of consummating any such offer.

Dividend Reinvestment Plan and Employee Stock Purchase Plan

Healthcare Realty has adopted and implemented a dividend reinvestment plan to provide registered owners of its common stock with a method of investing dividends and other distributions paid in cash in additional shares of the common stock. Healthcare Realty has also adopted an employee stock purchase plan to allow employees to purchase common stock on terms and conditions set forth in such plan. Since such additional common stock will be purchased from the Company, the Company will receive additional funds which will be used for its general corporate purposes.

DESCRIPTION OF COMMON STOCK WARRANTS

Healthcare Realty may issue warrants for the purchase of common stock. Common stock warrants may be issued independently or together with any other securities pursuant to any prospectus supplement and may be attached to or separate from such securities. Each series of common stock warrants will be issued under a separate warrant agreement to be entered into between the Company and the warrant recipient or, if the recipients are numerous, a warrant agent identified in the applicable prospectus supplement. The warrant agent, if engaged, will act solely as the Company’s agent in connection with the common stock warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of common stock warrants. Further terms of the common stock warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of any common stock warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	The title of such common stock warrants;

•	The aggregate number of such common stock warrants;

•	The price or prices at which such common stock warrants will be issued;

•	The designation, number and terms of the shares of common stock purchasable upon exercise of such common stock warrants;

•	The designation and terms of the other securities with which such common stock warrants are issued and the number of such common stock warrants issued with each such offered security;

•	The date, if any, on and after which such common stock warrants and the related common stock will be separately transferable;

•	The price at which each share of common stock purchasable upon exercise of such common stock warrants may be purchased;

•	The date on which the right to exercise such common stock warrants shall commence and the date on which such right shall expire;

•	The minimum or maximum amount of such common stock warrants that may be exercised at any one time;

•	Information with respect to book-entry procedures, if any;

•	A discussion of certain federal income tax considerations; and

•	Any other terms of such common stock warrants, including terms, procedures and limitations relating to the exchange and exercise of such common stock warrants.

You should review the section captioned “DESCRIPTION OF COMMON STOCK” for a general description of the common stock which would be acquired upon the exercise of the common stock warrants.

DESCRIPTION OF PREFERRED STOCK

General

Healthcare Realty is authorized to issue 50,000,000 shares of preferred stock. The following description of the preferred stock sets forth certain anticipated general terms and provisions of the preferred stock to which any prospectus supplement may relate. Certain other terms of any series of preferred stock (which terms may be different than those stated below) will be described in the prospectus supplement to which such series relates. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the prospectus supplement, the Company’s charter, (including the amendment describing the designations, rights, and preferences of each series of preferred stock) and bylaws.

Subject to limitations prescribed by Maryland law and the charter, the Company’s board of directors is authorized to fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors or the duly authorized committee thereof. The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

The prospectus supplement relating to preferred stock will contain the specific terms, including:

•	The title and stated value of such preferred stock;

•	The number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

•	The dividend rate(s), period(s) and or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

•	The date from which dividends on such preferred stock shall accumulate, if applicable;

•	The provision for a sinking fund, if any, for such preferred stock;

•	The provisions for redemption, if applicable, of such preferred stock;

•	Any listing of such preferred stock on any securities exchange;

•	The terms and conditions, if applicable, upon which such preferred stock will be convertible into common stock, including the conversion price (or manner of calculation thereof);

•	A discussion of certain federal income tax considerations applicable to such preferred stock;

•	The relative ranking and preferences of such preferred stock as to dividend rights and rights upon the Company’s liquidation, dissolution or winding up of its affairs;

•	Any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of affairs;

•	Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the Company’s status as a REIT; and

•	Any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

Rank

Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon the Company’s liquidation, dissolution or winding up, rank:

•	Senior to all classes or series of common stock, and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up;

•	On a parity with all equity securities the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up; and

•	Junior to all equity securities the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up.

Dividends

Holders of preferred stock of each series shall be entitled to receive, when, as and if declared by the board of directors, out of the Company’s assets legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable prospectus supplement) at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on the Company’s stock transfer books on such record dates as shall be fixed by the board of directors.

Dividends on any series of preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the prospectus supplement. If the board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are non-cumulative, then the holders of such series of preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and Healthcare Realty will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

Unless otherwise specified in the applicable prospectus supplement, if any preferred stock of any series is outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred stock of any other series ranking, as to dividends, on a parity with or junior to the preferred stock of such series for any period unless full dividends (which include all unpaid dividends in the case of cumulative dividend preferred stock) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the preferred stock of such series.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the preferred stock of such series, all dividends declared upon shares of preferred stock of such series and any other series of preferred stock ranking on a parity as to dividends with such preferred stock shall be declared pro rata among the holders of such series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of such series which may be in arrears.

Until required dividends are paid, no dividends (other than in common stock or other capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation) shall be declared or paid, or set aside for payment, and no other distribution shall be declared or made upon the common stock or any other capital stock ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation. In addition, no common stock or any other capital stock ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation).

Any dividend payment made on a series of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of preferred stock of such series which remains payable.

Redemption

If so provided in the applicable prospectus supplement, any series of preferred stock will be subject to mandatory redemption or redemption at the Company’s option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of such preferred stock that the Company shall redeem in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. Healthcare Realty may pay the redemption price in cash or other property, as specified in the prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the Company’s issuance of capital stock, the terms of such preferred stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

So long as any dividends on any series of preferred stock ranking on a parity as to dividends and distributions of assets with such series of the preferred stock are in arrears, no shares of any such series of the preferred stock will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares. However, this will not prevent the purchase or acquisition of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series and, unless the full cumulative dividends on all outstanding shares of any cumulative preferred stock of such series and any other stock of the Company’s ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, the Company shall not purchase or otherwise acquire directly or indirectly any preferred stock of such series (except by conversion into or exchange for stock ranking junior to the preferred stock of such series as to dividends and upon liquidation). However, this will not prevent the purchase or acquisition of such preferred stock to preserve the Company’s REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of such series.

If the Company is to redeem fewer than all of the outstanding preferred stock of any series, it will determine the number of shares to be redeemed and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company that will not result in the issuance of any excess shares.

Healthcare Realty will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any series to be redeemed. If notice of redemption of any preferred stock has been given and the Company has set aside the funds necessary for such redemption in trust for the benefit of the holders of any preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such preferred stock, such preferred stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of Healthcare Realty’s affairs, then, before any distribution or payment shall be made to the holders of common stock, or any other class or series of the Company’s capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of preferred stock will be entitled to receive out of the Company’s assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of the Company’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the Company’s legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all shares of other classes or series of capital stock ranking on a parity with the preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the preferred stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of preferred stock, the Company’s remaining assets shall be distributed among the holders of any other classes or series of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

Voting Rights

Holders of preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

Any series of preferred stock may provide that, so long as any shares of such series remain outstanding, the holders of such series may vote as a separate class on certain specified matters, which may include changes in the Company’s capitalization, amendments to the Company’s charter and mergers and dispositions.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

The provisions of a series of preferred stock may provide for additional rights, remedies, and privileges if dividends on such series are in arrears for specified periods, which rights and privileges will be described in the applicable prospectus supplement.

Conversion Rights

The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into common stock will be set forth in the prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred stock.

Restrictions on Ownership

As discussed above under “DESCRIPTION OF COMMON STOCK — Restrictions on Transfer,” for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Therefore, ownership and transfer of each series of preferred stock will be restricted in the same manner as the common stock.

All certificates representing preferred stock will bear a legend referring to the restrictions described above.

DESCRIPTION OF DEBT SECURITIES

Healthcare Realty may issue debt securities under one or more trust indentures to be executed by the Company and a specified trustee. The terms of the debt securities will include those stated in the indenture and those made a part of the indenture (before any supplements) by reference to the Trust Indenture Act of 1939. The indentures will be qualified under the Trust Indenture Act.

The following description sets forth certain anticipated general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement (which terms may be different than those stated below) and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, investors should review both the prospectus supplement relating thereto and the following description. Forms of the senior indenture (as discussed herein) and the subordinated indenture (as discussed herein) have been filed as exhibits to the registration statement of which this prospectus is a part.

General

The debt securities will be the Company’s direct obligations and may be either senior debt securities or subordinated debt securities. The indebtedness represented by subordinated securities will be subordinated in right of payment to the prior payment in full of the Company’s senior debt (as defined in the applicable indenture). Senior securities and subordinated securities will be issued pursuant to separate indentures (respectively, a senior indenture and a subordinated indenture), in each case between the Company and a trustee.

Except as set forth in the applicable indenture and described in a prospectus supplement relating thereto, the debt securities may be issued without limit as to aggregate principal amount, in one or more series, secured or unsecured, in each case as established from time to time in or pursuant to authority granted by a resolution of the Company’s board of directors or as established in the applicable indenture. All debt securities of one series need not be issued at the time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuance of additional debt securities of such series.

The prospectus supplement relating to any series of debt securities being offered will contain the specific terms thereof, including, without limitation:

•	The title of such debt securities and whether such debt securities are senior securities or subordinated securities;

•	The aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

•	The percentage of the principal amount at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such debt securities which is convertible into common stock or preferred stock (if applicable), or the method by which any such portion shall be determined;

•	If convertible, any applicable limitations on the ownership or transferability of the common stock or preferred stock into which such debt securities are convertible;

•	The date or dates, or the method for determining the date or dates, on which the principal of such debt securities will be payable;

•	The rate or rates (which may be fixed or variable), or the method by which the rate or rates shall be determined, at which such debt securities will bear interest, if any;

•	The date or dates, or the method for determining such date or dates, from which any interest will accrue, the interest payment dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	The place or places where the principal of (and premium, if any) and interest, if any, on such debt securities will be payable, such debt securities may be surrendered for conversion or registration of transfer or exchange and notices or demands to or upon the Company in respect of such debt securities and the applicable indenture may be served;

•	The period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities may be redeemed, as a whole or in part, at the Company’s option, if it has such an option;

•	Healthcare Realty’s obligation, if any, to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

•	If other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

•	Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currencies) and the manner in which such amounts shall be determined;

•	Any additions to, modifications of or deletions from the terms of such debt securities with respect to the events of default or covenants set forth in the indenture;

•	Any provisions for collateral security for repayment of such debt securities;

•	Whether such debt securities will be issued in certificated and/or book-entry form;

•	Whether such debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

•	The applicability, if any, of defeasance and covenant defeasance provisions of the applicable indenture;

•	The terms, if any, upon which such debt securities may be convertible into the Company’s common stock or preferred stock and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

•	Whether and under what circumstances Healthcare Realty will pay additional amounts as contemplated in the indenture on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such debt securities in lieu of making such payment; and

•	Any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. Special federal income tax, accounting and other considerations applicable to these original issue discount securities will be described in the applicable prospectus supplement.

The applicable indenture may contain provisions that would limit the Company’s ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control.

Restrictions on ownership and transfer of Healthcare Realty’s common stock and preferred stock are designed to preserve the Company’s status as a REIT and, therefore, may act to prevent or hinder a change of control. See “DESCRIPTION OF PREFERRED STOCK — Restrictions on Ownership.” Investors should review the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Merger, Consolidation or Sale

The applicable indenture will provide that the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided that:

•	Either the Company shall be the continuing corporation, or the successor corporation (if other than Healthcare Realty) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any), and interest on, all of the applicable debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the applicable indenture;

•	Immediately after giving effect to such transaction and treating any indebtedness which becomes the Company’s obligation or an obligation of one of its subsidiaries as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no event of default under the applicable indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	An officer’s certificate and legal opinion covering such conditions shall be delivered to the trustee.

Covenants

The applicable indenture will contain covenants requiring the Company to take certain actions and prohibiting it from taking certain actions. The covenants with respect to any series of debt securities will be described in the prospectus supplement relating thereto.

Events of Default, Notice and Waiver

Each indenture will describe specific “events of default” with respect to any series of debt securities issued thereunder. Such “events of default” are likely to include (with grace and cure periods):

•	Default in the payment of any installment of interest on any debt security of such series;

•	Default in the payment of principal of (or premium, if any, on) any debt security of such series at its maturity;

•	Default in making any required sinking fund payment for any debt security of such series;

•	Default in the performance or breach of any other covenant or warranty of the Company contained in the applicable indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series), continued for a specified period of days after written notice as provided in the applicable indenture;

•	Default in the payment of specified amounts of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; and

•	Certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any of its significant subsidiaries or their property.

If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amounts may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under any indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may rescind and annul such declaration and its consequences if:

•	Healthcare Realty shall have deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•	All events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be) have been cured or waived as provided in such indenture.

Each indenture also will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default:

•	In the payment of the principal of (or premium, if any) or interest on any debt security of such series; or

•	In respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby.

Each trustee will be required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless such default shall have been cured or waived; provided, however, that such trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of such trustee consider such withholding to be in the interest of such holders.

Each indenture will provide that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy thereunder, except in the case of failure of the applicable trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such debt securities at the respective due dates thereof.

Subject to provisions in each indenture relating to its duties in case of default, no trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under such indenture, unless such holders shall have offered to the trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve such trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein.

Within 120 days after the close of each fiscal year, the Company will be required to deliver to each trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indenture

It is anticipated that modifications and amendments of an indenture may be made by Healthcare Realty and the trustee, with the consent of the holders of not less than a majority in principal amount of each series of the outstanding debt securities issued under the indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without the consent of each holder of such debt securities affected thereby:

•	Change the stated maturity date of the principal of (or premium, if any) or any installment of interest, if any, on any such debt security;

•	Reduce the principal amount of (or premium, if any) or the interest, if any, on any such debt security or the principal amount due upon acceleration of an original issue discount security;

•	Change the place or currency of payment of principal of (or premium, if any) or interest, if any, on any such debt security;

•	Impair the right to institute suit for the enforcement of any such payment on or with respect to any such debt security;

•	Reduce the above-stated percentage of holders of debt securities necessary to modify or amend the indenture; or

•	Modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive compliance with certain provisions of the indenture or for waiver of certain defaults.

A record date may be set for any act of the holders with respect to consenting to any amendment.

The holders of not less than a majority in principal amount of outstanding debt securities of each series affected thereby will have the right to waive the Company’s compliance with certain covenants in such indenture.

Each indenture will contain provisions for convening meetings of the holders of debt securities of a series to take permitted action.

Redemption of Securities

The applicable indenture will provide that the debt securities may be redeemed at any time at the Company’s option, in whole or in part, for certain reasons intended to protect the Company’s status as a REIT. Debt securities may also be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement.

From and after notice has been given as provided in the applicable indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on such redemption date, such debt securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

Conversion of Securities

The terms and conditions, if any, upon which any debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include:

•	Whether such debt securities are convertible into common stock or preferred stock;

•	The conversion price (or manner of calculation thereof);

•	The conversion period;

•	Provisions as to whether conversion will be at the option of the holders or the Company;

•	The events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities; and

•	Any restrictions on conversion, including restrictions directed at maintaining the Company’s REIT status.

Subordination

Upon any distribution to the Company’s creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior securities. No payment of principal or interest will be permitted to be made on subordinated securities at any time if a default in senior securities exists that permits the holders of such senior securities to accelerate their maturity and the default is the subject of judicial proceedings or Healthcare Realty receives notice of the default. After all senior securities are paid in full and until the subordinated securities are paid in full, holders of subordinated securities will be subrogated to the right of holders of senior securities to the extent that distributions otherwise payable to holders of subordinated securities have been applied to the payment of senior securities. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than holders of subordinated securities. If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated herein by reference will contain the approximate amount of senior securities outstanding as of the end of the Company’s most recent fiscal quarter.

FEDERAL INCOME TAX AND ERISA CONSIDERATIONS

Healthcare Realty is and intends to remain qualified as a REIT under the Code. As a REIT, the Company’s net income which is distributed as dividends to shareholders will be exempt from federal taxation. Distributions to the Company’s shareholders generally will be includable in their income. However, dividends distributed which are in excess of current or accumulated earnings will be treated for tax purposes as a return of capital to the extent of a shareholder’s basis, and will reduce the basis of shareholders’ securities with respect to which the distribution is paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of those securities.

Healthcare Realty intends to conduct its affairs so that its assets will not be deemed to be “plan assets” of any individual retirement account, employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or other qualified retirement plan subject to Section 4975 of the Code which acquires its securities. The Company believes that, under present law, its distributions do not create so called “unrelated business taxable income” to tax exempt entities such as pension trusts, subject, however, to special rules which apply to pension trusts holding more than 10% of the securities.

PLAN OF DISTRIBUTION

Healthcare Realty may sell securities through underwriters for public offer and sale by them, and also may sell securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. Healthcare Realty also may, from time to time, authorize underwriters acting as its agents to offer and sell securities upon terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters or agents in connection with an offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended. Underwriters, dealers and agents may be entitled, under agreements to be entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act or to contributions with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.

If so indicated in the applicable prospectus supplement, the Company will authorize underwriters or other persons acting as its agents to solicit offers by certain institutions to purchase securities from the Company at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall not be less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to approval. Delayed delivery contracts will not be subject to any conditions except (i) the purchase by an institution of the securities covered by its delayed delivery contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by delayed delivery contracts.

During such time as the Company may be engaged in a distribution of the securities covered by this prospectus the Company is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Company, any affiliated purchasers, and any broker-dealer or other person who participates in such distributing from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered hereby will be passed upon for Healthcare Realty by Waller Lansden Dortch & Davis, LLP. Any underwriters will be advised about other issues relating to any transaction by their own legal counsel.

EXPERTS

The financial statements and schedules as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus summarizes material provisions of contracts and other documents referred to by the Company. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents. You should rely only on the information contained and incorporated by reference in this prospectus. Healthcare Realty has not, and the underwriters have not, authorized any other person to provide you with different or inconsistent information from that contained in this prospectus and the applicable prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. Healthcare Realty is not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement, as well as information Healthcare Realty previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus and the applicable prospectus supplement. Healthcare Realty’s business, financial condition, results of operations and prospects may have changed since those dates.

Healthcare Realty files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document the Company files at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549 and at regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Company’s SEC filings are also available to the public at the SEC’s web site at www.sec.gov. In addition, the Company’s stock is listed for trading on the New York Stock Exchange. You can inspect the Company’s reports, proxy statements and other information about Healthcare Realty at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Healthcare Realty makes available free of charge through its website, which you can find at www.healthcarerealty.com, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Healthcare Realty is “incorporating by reference” information it files with the SEC, which means:

•	Incorporated documents are considered part of this prospectus;

•	The Company can disclose important information to you by referring you to those documents; and

•	Information that the Company files later with the SEC automatically will update and supersede information contained in this prospectus.

Healthcare Realty is incorporating by reference the following documents, which it has previously filed with the SEC:

(1) its Annual Report on Form 10-K for the year ended December 31, 2007;

(2) its Quarterly Report on Form 10-Q for the three months ended March 31, 2008;

(3) its Current Reports on Form 8-K filed with the SEC on March 5, 2008 and April 21, 2008;

(4) any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offerings under this prospectus (other than documents or information deemed furnished and not filed in accordance with SEC rules); and

(5) the description of the Company’s Common Stock contained in its Registration Statement on Form 8-A, dated April 8, 1993, and any other amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain copies of the documents incorporated by reference in this prospectus, at no cost, by writing or calling the Company at the following address:

Healthcare Realty Trust Incorporated
3310 West End Avenue
Suite 700
Nashville, Tennessee 37203
(615) 269-8175